Exhibit 99.1

July 1, 2022

Western Uranium & Vanadium Corp. Announces Results of Annual General and Special Meeting

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado-Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting of shareholders (the “Meeting”) held in Nucla, Colorado on June 30, 2022.

Proxy votes were cast for common shares representing approximately 40.4% of the issued and outstanding common shares of the Company as at the record date for the Meeting. The shareholders approved all resolutions submitted for their consideration at the Meeting, each such resolution being approved by a margin significantly in excess of a two-thirds of the votes cast for the Meeting.

Election of Directors

At the Meeting, the shareholders elected all of the directors proposed by management of the Company, namely, George Glasier, Bryan Murphy, and Andrew Wilder.

Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company for the ensuing year, and authorized the Board to fix the auditor’s remuneration.

Board Meeting

At a meeting of the newly-elected Board immediately following the shareholders' Meeting, the Board re-appointed Bryan Murphy as Chairman of the Board and re-appointed Andrew Wilder as Chairman of the Audit Committee.

At the same meeting of the Board, the following management appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; and Denis Frawley, Corporate Secretary.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com